EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a):  Material amendments to the registrant’s charter or by-laws.

INVESTED PORTFOLIOS

Supplement dated August 18, 2017 to the

InvestEd Portfolios Prospectus

dated April 28, 2017

Effective September 18, 2017, the age range used by the Portfolios’ Age-Based Plan will change.

Currently, when an investor uses the Age-Based Plan, their initial investment is made into one of the three Portfolios based on the age of the designated beneficiary, as follows:

∎   Age 0-8: Growth Portfolio

∎   Age 9-15: Balanced Portfolio

∎   Age 16+: Conservative Portfolio

Effective on September 18, 2017, an existing Age-Based Plan investor may have their investment converted into a different Portfolio, and any new investor establishing such an account will have their investment made into one of six Portfolios, each depending on the age of the designated beneficiary, as follows:

∎   Age 0-4: Aggressive Portfolio

∎   Age 5-8: Growth Portfolio

∎   Age 9-11: Balanced Portfolio

∎   Age 12-14: Conservative Portfolio

∎   Age 15-18: Income Portfolio

∎   Age 19+: Fixed Income Portfolio

The Portfolios are designed to invest in one or more of the funds within the Ivy Funds or the Waddell & Reed Advisors Funds (where applicable) with the highest exposure to equity investments when the designated beneficiary is between the ages of 0 and 4, a majority exposure to equity investments when the designated beneficiary is between the ages of 5 and 8, a more balanced exposure to equity and fixed-income investments when the designated beneficiary is between the ages of 9 and 11, an increasing exposure to fixed-income securities when the designated beneficiary is between 12 and 14, a majority exposure to fixed-income securities and/or money market instruments when the designated beneficiary is between 15 and 18, and the highest exposure to fixed-income securities and/or money market instruments when the designated beneficiary reaches the age of 19.

The value of an account investing in the Age-Based Plan automatically will be exchanged into the next Portfolio, according to the list above, within approximately 30 days after the designated beneficiary reaches the target age range for that Portfolio.